Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of June, 2005, by and between David V. Singer (“Executive”) and Coca-Cola Bottling Co. Consolidated, a Delaware corporation (“CCBCC”).

STATEMENT OF PURPOSE

Executive served as Executive Vice President and Chief Financial Officer of CCBCC for a number of years. Executive resigned from his employment with CCBCC effective May 11, 2005. CCBCC desires to continue to have the benefit of Executive’s knowledge and advice in order to ensure an orderly transition of Executive’s responsibilities. In addition, Executive has acquired extensive knowledge of CCBCC’s business methods, customers and employees and, for the additional consideration described herein, the parties desire to restrict the activities of Executive following his resignation as set forth herein in an effort to protect CCBCC’s legitimate business interests. The parties’ respective obligations hereunder are effective as of May 11, 2005 (the “Effective Date”)

NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the mutual covenants herein contained, CCBCC and Executive agree as follows:

1. Consulting Services. During the 24-month period following the Effective Date, Executive shall provide CCBCC with such consulting services as CCBCC may from time to time reasonably request in order to ensure the orderly transition of Executive’s responsibilities to his successor. In providing services hereunder, the parties acknowledge and agree that (a) Executive shall be available upon reasonable notice and at reasonable times for periodic telephone consultations (provided that CCBCC acknowledges that Executive’s duties and responsibilities hereunder shall not interfere with Executive’s full-time employment with his successor employer) and (b) Executive shall not be an employee of CCBCC but shall act in the capacity of independent contractor.

2. Consideration. In consideration of Executive’s covenants and agreements contained herein, CCBCC agrees that all references in Section 5.1(b) of the Officer Retention Plan of CCBCC (the “ORP”) with respect to the Executive and his benefits to “50 percent of the Participant’s ORP Accrued Retirement Benefit” shall be deemed to be references to “100 percent of the Participant’s ORP Accrued Retirement Benefit.” Executive agrees that he will receive his benefits as contemplated by and provided for in the ORP in 240 equal monthly installments.

3. Noncompetition and Related Matters.

(a) Protection of CCBCC’s Business Interests. Executive agrees that for five years following the Effective Date, he will not (i) directly or indirectly, engage in the same or a similar line of business as currently engaged in by CCBCC or any of its affiliates in any territory in which CCBCC or any of its affiliates is currently doing business, (ii) directly or indirectly, either for his own account or for the account of any other person or entity, (A) hire any employee of CCBCC or any of its affiliates or (B) solicit or attempt to persuade any employee of CCBCC or any of its affiliates to terminate or alter his or her relationship with CCBCC or any of its affiliates to any of their detriment or (iii) persuade, encourage or cause, directly or indirectly, any supplier or customer of CCBCC or any of its affiliates, including but not limited to any supplier or customer with whom Executive had material contacts in the course of his employment with CCBCC, to terminate its relationship with CCBCC or any of its affiliates or divert any business from CCBCC or any of its affiliates.

(b) Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions of this Section 3 are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of CCBCC, and are a material inducement to CCBCC to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Section 3 nor will Executive raise any equitable defense to its enforcement.

(c) Remedies.

(i) If Executive breaches any of his obligations under Section 1 or 3 hereof, Executive will (A) forfeit all future rights to the additional benefits under the ORP provided to him pursuant to the first sentence of Section 2 (the “Additional Benefits”) and (B) within 30 days of CCBCC’s written request, reimburse CCBCC for all such Additional Benefits previously paid to him.

(ii) Executive and CCBCC acknowledge that Section 7.2 of the ORP contains certain provisions relating to forfeiture and other remedies if Executive were to engage in certain competitive or other activities in the future. Such provisions are substantially similar to and have the same purpose and intent as clause (a) above. Executive and CCBCC agree that (A) such Section 7.2 and the other provisions of the ORP shall govern and apply to all benefits that Executive is currently entitled to under the ORP other than the Additional Benefits provided pursuant to Section 2 above (the “Current Benefits”), (B) the parties’ covenants and agreements contained herein will have no bearing on the Current Benefits and (C) CCBCC’s remedies under Section 7.2 of the ORP are ratified, confirmed and in full force and effect with respect to the Current Benefits should Executive engage in any activities described in Section 7.2 of the ORP.

(d) Operations of Affiliates. Executive agrees that he will refrain from (i) authorizing any affiliate to perform or (ii) assisting in any manner any affiliate in performing any activities that would be prohibited by the terms of this Section 3 if they were performed by Executive.

4. Miscellaneous.

(a) Employee Benefit Plans of CCBCC. Executive shall be entitled to all of the rights and benefits afforded to him pursuant to the terms of the employee benefit plans of CCBCC in which Executive participates as in effect as of the Effective Date. Except as expressly contemplated herein, this Agreement shall neither reduce nor enlarge Executive’s rights under the terms of such plans and shall not change the terms of such plans or the benefits earned by or due to him thereunder.

(b) Disclosure. Executive acknowledges and agrees that (i) CCBCC intends to file a copy of this Agreement as an exhibit to its filings with the Securities and Exchange Commission and (ii) he has disclosed the terms and existence of this Agreement to his successor employer.

(c) Entire Agreement. This Agreement contains the entire agreement between CCBCC and Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

(d) Applicable Law. This Agreement shall be enforced, interpreted and construed under the laws of the State of North Carolina, notwithstanding any conflict of laws doctrines of such state or any other jurisdiction to the contrary.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

(f) Captions. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement.

(g) Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

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IN WITNESS WHEREOF, Executive has hereunto set his hand and seal, and CCBCC has caused this Agreement to be executed by its duly authorized representative, all as of the day and year first above written.

/s/ David V. Singer
DAVID V. SINGER

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint
Name:	Henry W. Flint
Title:	Executive Vice President